                                                                      Exhibit 23






                      Consent of Independent Public Accountants




As independent public accountants, we hereby consent to the incorporation of our report dated January 23, 1997 included in this Form 10-K into the Company's previously filed Registration Statements File No. 33-70506, No. 33-89872 and No. 333-11351 on Form S-8.

                                            ARTHUR ANDERSEN LLP



Portland, Oregon,
March 17, 1997

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




The Board of Directors and Shareholders of
CFI ProServices, Inc.

We have audited the accompanying consolidated balance sheets of CFI ProServices, Inc. (an Oregon corporation) and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFI ProServices, Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                                             ARTHUR ANDERSEN LLP


Portland, Oregon
January 23, 1997

                                CFI PROSERVICES, INC.
                             CONSOLIDATED BALANCE SHEETS
                                (Dollars in thousands)

                                                                             December 31,
                                                                         1996          1995
                                                                       ----------    ----------
ASSETS
Current Assets:
  Cash and cash equivalents                                           $       -     $   4,844
  Short-term investments                                                      -         2,826
  Accounts receivable, net of allowances of  $1,303 and $290             23,307        15,165
  Income taxes receivable                                                     -           229
  Inventory                                                                 156           215
  Deferred tax asset                                                        643           445
  Prepaid expenses and other current assets                               1,659         1,304
                                                                       ----------    ----------
          Total Current Assets                                           25,765        25,028

Property and Equipment, net of accumulated
  depreciation of $5,596 and $3,875                                       4,805         2,968
Software Development Costs, net of accumulated
  amortization of $2,585 and $2,514                                       8,327         4,317
Purchased Software Costs, net of accumulated
  amortization of $1,229 and $1,176                                       1,079           849
Other Intangibles, net of accumulated amortization
  of $1,455 and $410                                                      6,704         3,079
Deferred Tax Asset                                                          165           -
Other Assets                                                                  -           346
                                                                       ----------    ----------
          Total Assets                                                $  46,845     $  36,587
                                                                       ----------    ----------
                                                                       ----------    ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Drafts payable                                                         $  425        $  -
  Accounts payable                                                        2,884         1,443
  Accrued expenses                                                        5,478         3,317
  Deferred revenues                                                      10,445         6,860
  Customer deposits                                                         869           698
  Notes payable                                                           2,896         3,915
  Income taxes payable                                                       46           -
  Other current liabilities                                                   -            36
                                                                       ----------    ----------
          Total Current Liabilities                                      23,043        16,269

Deferred Tax Liability                                                        -           965
Long Term Debt, less current portion                                      2,810           423
                                                                       ----------    ----------
          Total Liabilities                                              25,853        17,657

Mandatorily Redeemable Class A Preferred Stock                              754           761

Shareholders' Equity:
  Series Preferred Stock, 5,000,000 shares authorized,
    none issued and outstanding                                             -             -
  Common Stock, no par value, 10,000,000
    shares authorized and 4,824,973 and 4,496,136
    shares issued and outstanding                                        17,745        15,693
  Retained earnings                                                       2,493         2,476
                                                                       ----------    ----------
          Total Shareholders' Equity                                     20,238        18,169
                                                                       ----------    ----------
          Total Liabilities and Shareholders' Equity                  $  46,845     $  36,587
                                                                       ----------    ----------
                                                                       ----------    ----------

The accompanying notes are an integral part of these consolidated balance sheets.

                                CFI PROSERVICES, INC.
                          CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands, except per share data)


                                                    Years Ended December 31,
                                               -------------------------------
                                                   1996       1995       1994
                                                  ------     ------     ------
REVENUE
  Software license fees                        $  33,935  $  18,918  $  16,781
  Service and Support                             22,336     15,060     12,775
  Other                                            3,676      2,798      3,060
                                                  ------     ------     ------
          Total Revenue                           59,947     36,776     32,616
COST OF REVENUE                                   20,844     11,672      9,646
                                                  ------     ------     ------
          Gross Profit                            39,103     25,104     22,970
                                                  ------     ------     ------
OPERATING EXPENSES
  Sales and marketing                             12,725      9,558      8,194
  Product development                             10,615      6,356      5,153
  General and administrative                       5,425      4,295      4,352
  Amortization of intangibles                      1,045        343        160
  Acquired in-process research and development
   and restructuring                               8,030      4,549        -
                                                  ------     ------     ------
          Total Operating Expenses                37,840     25,101     17,859
                                                  ------     ------     ------
          Income From Operations                   1,263          3      5,111
                                                  ------     ------     ------
NON-OPERATING INCOME (EXPENSE)
  Interest expense                                  (251)        (3)        (8)
  Interest income                                    271        490        385
  Other, net                                          (2)       -          -
                                                  ------     ------     ------
          Total Non-operating Income                  18        487        377
                                                  ------     ------     ------

INCOME BEFORE INCOME TAXES                         1,281        490      5,488
PROVISION FOR INCOME TAXES                         1,167        167      1,974
                                                  ------     ------     ------
NET INCOME                                           114        323      3,514
PREFERRED STOCK DIVIDEND                              97         97         97
                                                  ------     ------     ------
NET INCOME APPLICABLE TO COMMON
   SHAREHOLDERS                                  $    17    $   226   $  3,417
                                                  ------     ------     ------
                                                  ------     ------     ------
NET INCOME PER SHARE                             $     -    $  0.05   $   0.71
                                                  ------     ------     ------
                                                  ------     ------     ------
SHARES USED IN PER SHARE CALCULATIONS              5,112      4,877      4,806
                                                  ------     ------     ------
                                                  ------     ------     ------

 The accompanying notes are an integral part of these consolidated statements.

                                 CFI PROSERVICES, INC.
                   CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     For the three years ended December 31, 1996
                                (Dollars in thousands)


                                                                (Accumulated
                                               COMMON STOCK       Deficit)/
                                         --------------------     Retained
                                          Shares      Amount      Earnings     Total
                                        ---------   ---------    ---------   ---------
BALANCES, December 31, 1993             3,877,402   $  14,238    $  (1,167)  $  13,071
Issuance of Common Stock                   51,575         103          -           103
Net income applicable to common
   shareholders                               -           -          3,417       3,417
                                        ---------   ---------    ---------   ---------
BALANCES, December 31, 1994             3,928,977      14,341        2,250      16,591
Issuance of Common Stock                  567,159       1,061          -         1,061
Tax benefits from stock transactions          -           291          -           291
Net income applicable to common
   shareholders                               -           -            226         226
                                        ---------   ---------    ---------   ---------
BALANCES, December 31, 1995             4,496,136      15,693        2,476      18,169
Issuance of Common Stock                  328,837       1,420          -         1,420
Tax benefits from stock transactions          -           632          -           632
Net income applicable to common
   shareholders                               -           -             17          17
                                        ---------   ---------    ---------   ---------
BALANCES, December 31, 1996             4,824,973   $  17,745    $   2,493   $  20,238
                                        ---------   ---------    ---------   ---------
                                        ---------   ---------    ---------   ---------


 The accompanying notes are an integral part of these consolidated statements.

                                 CFI PROSERVICES, INC.
                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Dollars in thousands)

                                                                            Year Ended December 31,
                                                                       -------------------------------
                                                                        1996        1995       1994
                                                                      -------     -------    -------
Cash  flows from operating activities:
   Net income applicable to common shareholders                      $     17    $    226   $  3,417
   Adjustments to reconcile net income applicable to common
      shareholders to cash provided by operating activities:
         Depreciation and amortization                                  4,731       3,029      1,702
         Gain on sale of property and equipment                           (10)        -          -
         Write-off of in-process research and development               8,030       3,700        -
         Deferred income taxes                                         (1,328)       (900)       -
         Interest accreted (payments made) on mandatory
           redeemable preferred stock, net                                 (7)         (3)         7
         (Gain) loss on sale of equity/debt investments                  (156)         31        -
         Equity in Vendor Payment Systems, Inc. loss                      -            88        -
         (Increase) decrease in assets, net of effects from
           purchase of businesses:
            Accounts receivable, net                                   (6,580)     (3,734)     (2,634)
            Income taxes receivable                                       229         125         (63)
            Inventory, net                                                 59         206        (188)
            Prepaid expenses and other current assets                    (325)       (302)        (19)
         Increase (decrease) in liabilities, net of effects from
           purchase of businesses:
            Drafts payable                                                425         -          -
            Accounts payable                                            1,167        (166)       595
            Accrued expenses                                            2,079        (144)       580
            Deferred revenues                                           2,069       1,129         87
            Customer deposits                                            (609)        243        (818)
            Income taxes payable                                          678         -          -
            Other current liabilities                                    (338)        (67)        (71)
                                                                      -------     -------    -------
               Net cash provided by operating activities               10,131       3,461      2,595

Cash flows from investing activities:
   Expenditures for property and equipment                             (2,721)     (1,232)     (1,995)
   Software development costs capitalized                              (5,204)     (2,720)     (1,102)
   Expenditures for purchased software                                      -           -      (1,285)
   Purchase of investments                                                  -      (8,128)    (13,612)
   Proceeds from sale/maturity of investments                           2,982      11,715     14,601
   Procees from sale of property and equipment                             19           -        -
   Cash paid for acquisition of Products Division of PBS                    -           -        (715)
   Investment in Vendor Payment Systems, Inc.                               -        (230)       (225)
   Cash paid for acquisition of Texas/Southwest Technology
     Group                                                                  -        (259)       -
   Cash paid for acquisition of Culverin Corporation, net of
     cash received                                                          -         (62)       -
   Cash paid for acquisition of MicroBilt Financial Services
     Division, net of cash received                                    (2,277)          -        -
   Cash paid for acquisition of Input Creations, Inc.                  (2,107)          -        -
   Cash paid for other acquisitions                                      (812)          -        -
   Other assets                                                             8           -        -
                                                                      -------     -------    -------
               Net cash used in investing activities                  (10,112)       (916)     (4,333)

Cash flows from financing activities:
   Net proceeds from line of credit                                     1,591           -        -
   Payments on capital leases                                               -           -        (104)
   Payments on notes payable                                           (7,280)          -        -
   Payments on long-term debt                                            (328)         (6)       -
   Proceeds from issuance of common stock                               1,154         791        103
                                                                      -------     -------    -------
               Net cash provided by (used in) financing activities     (4,863)        785          (1)
                                                                      -------     -------    -------

Increase (decrease) in cash and cash equivalents                       (4,844)      3,330      (1,739)

Cash and cash equivalents:
   Beginning of year                                                    4,844       1,514      3,253
                                                                      -------     -------    -------
   End of year                                                       $    -      $  4,844   $  1,514
                                                                      -------     -------    -------
                                                                      -------     -------    -------


 The accompanying notes are an integral part of these consolidated statements.

                                CFI PROSERVICES, INC.
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF BUSINESS
CFI ProServices, Inc. and its subsidiaries (the "Company") develops, sells, and services customer service software used by financial institutions. The Company combines its technology, banking and legal expertise to deliver knowledge-based software solutions that enable institutions to simplify key sales and service business processes, improve productivity, strengthen customer relationships, and maintain compliance with both internal business policies and external government regulations. Although most sales historically have been to commercial banks within the United States, today the Company actively markets its products to most types of financial institutions domestically and, for the non-compliance oriented software, internationally. The Company has been in business since 1978.

BASIS OF CONSOLIDATION
The consolidated financial statements include the accounts of its wholly owned subsidiaries, The Genesys Solutions Group, Inc., Texas Southwest Technology Group, Culverin Corporation, OnLine Financial Systems, Inc., COIN Banking Systems, Inc., and Vendor Payment Systems, Inc. (VPS). All intercompany transactions and balances have been eliminated. A cash investment in VPS was included in other assets and was accounted for using the equity method until April 1996 when the Company purchased the remaining outstanding VPS common stock. The Company made certain acquisitions in April 1996 (see Note 2). These acquisitions have been included in the consolidated financial statements since the date of acquisition.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash and short-term investments with original maturity dates of three months or less at the time of acquisition.

INVESTMENTS
Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities (SFAS 115)" requires the Company to classify and account for its security investments as trading securities, securities available for sale or securities held to maturity depending on the Company's intent to hold or trade the securities at time of purchase. Securities available for sale are stated on the balance sheet at their fair market value which approximates cost. Securities held to maturity are stated at amortized cost. There were no unrealized holding gains or losses at December 31, 1996 and 1995. During 1996, the Company sold its debt securities to help pay for acquisitions. The Company uses the specific identification method for determining the cost to use in computing realized gains and losses.

                                                        Years Ended December 31,
                                                       -------------------------
                                                       1996      1995      1994
                                                      -----     -----     -----
                                                             (In thousands)
Proceeds from sale of available for sale securities $    --  $    185   $    --
Proceeds from sale of debt securities                 2,982        --        --
Realized losses on sales of equity securities            --        31        --
Realized gains on sales of debt securities              156        --        --

INVENTORY
Inventory consists primarily of printed bank forms and supplies, and is stated at the lower of cost or market, with cost determined on the first-in, first-out
(FIFO) method.

PROPERTY AND EQUIPMENT
Property and equipment is stated at cost; depreciation is computed on a straight-line basis over the estimated useful lives of the individual assets, which are three years for computer equipment and software, and five to seven years for furniture, fixtures and other equipment. Expenditures for repairs and maintenance are charged to current operations, and costs related to renewals and improvements that add significantly to the useful life of an asset are capitalized. When depreciable properties are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income.

SOFTWARE
The costs of internally developed software which meet the criteria in Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed," are capitalized. These costs are amortized on a straight-line basis over estimated economic lives ranging from three to five years.

Purchased software is capitalized at cost and amortized on a straight-line basis over estimated economic lives ranging from two to five years. Most of the contracts for purchased software require royalties to be paid based on revenues generated by the related software.

                                                      Years Ended December 31,
                                                    ----------------------------
                                                      1996      1995      1994
                                                   --------   -------   -------
                                                            (In thousands)
Amortization of internally developed software      $  1,194   $   787   $   518
Amortization of purchased software                      693       632        92

INTANGIBLES
The intangibles consist primarily of amounts paid for goodwill, noncompetition agreements and customer lists. These costs are amortized on a straight-line basis over estimated economic lives of five to seven years. The Company believes these useful lives are appropriate based on the factors influencing acquisition decisions. These factors include product life, profitability and general industry outlook. The Company reviews its intangible assets for asset impairment at the end of each quarter, or more frequently when events or changes in circumstances indicate that the carrying amount of intangibles may not be recoverable. To perform that review, the Company will estimate the sum of expected future undiscounted cash flows from operating activities. If the estimated net cash flows are less than the carrying amount of intangibles, the Company would recognize an impairment loss in an amount necessary to write the intangibles down to fair value as determined by the expected discounted future cash flows. The Company has not recognized an impairment loss to date. Amortization of intangibles is as follows:

                                                        Years Ended December 31,
                                                      1996      1995      1994
                                                    -------   -------   -------
                                                            (In thousands)
Amortization of intangibles                        $  1,045   $   343   $   160

REVENUE RECOGNITION
License revenues are derived from three kinds of transactions:

    - Licenses with no follow-on obligations on the part of the Company are recognized upon shipment.

    - Licenses which require installation and training by the Company prior to use are recognized upon completion of the installation and training.

    - Licenses which include significant amounts of tailoring and, occasionally, customization are recognized on a percentage of completion basis as the tailoring and customization are performed. Estimates of efforts to complete a project are used in the percentage of completion calculation. Due to the uncertainties inherent in these estimates, actual results could differ from those estimates.

If the license agreement obligates the Company to provide post-contract support at no additional cost to the customer, the revenue related to the post-contract support is recognized ratably over the support period. Sales of the Company's credit analysis products generally include a right of return, without charge, within 30 days of the sale. The Company provides an allowance for sales returns, based on historical experience, for these products. For all other products, returns and exchanges are rare and are recorded as reductions in license revenue when the obligation to accept the return or conduct the exchange becomes known.

Revenues for consulting, custom programming and training, where separately contracted for, are recognized as the related services are performed. Other revenues include sales of preprinted forms and font cartridges which are recognized upon shipment.

Amounts received in advance for service and support contracts are deferred and recognized ratably over the support period. Amounts in excess of invoiced minimums for service and support charges based on usage are estimated and recognized in the period in which usage occurs.

Included in receivables at December 31, 1996 and 1995 are unbilled receivables of $3,328,000 and $1,612,000, respectively. These primarily relate to percentage of completion contracts and deferred payment terms.

INCOME TAXES
The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes" (SFAS No. 109). This pronouncement requires deferred tax assets and liabilities to be valued using the enacted tax rates expected to be in effect when the temporary differences are recovered or settled.

ADVERTISING COST
Advertising costs are expensed as incurred. These costs were $950,000, $585,000 and $570,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS PER SHARE
Earnings per share is computed based on the weighted average number of common and dilutive common equivalent shares outstanding, using the treasury stock method. Common stock equivalents include shares issuable for acquisitions and upon exercise of outstanding stock options and warrants.

SUPPLEMENTARY CASH FLOW INFORMATION

The Company made the following cash payments:
                                                       Years Ended December 31,
                                                     ---------------------------
                                                       1996      1995      1994
                                                    -------   -------   -------
                                                             (In thousands)
Interest and preferred dividends                    $   148   $   103   $   101
Income taxes                                          1,597     1,005     2,075

Noncash investing and financing activities are as follows:

                                                                     Years Ended December 31,
                                                                   ----------------------------
                                                                     1996      1995      1994
                                                                  -------   --------   --------
                                                                           (In thousands)
Tax benefit from exercise of nonqualified stock options
                                                                  $    632  $    291   $    --
Culverin Corporation acquisition (Note 2):
  Issuance of notes payable                                             --     3,740        --
  Stock commitment                                                      --       270        --
Texas Southwest Technology Group acquisition (Note 2):
    Issuance of notes payable and long-term debt                        --       450        --
MicroBilt Financial Services Division acquisition (Note 2):
   Issuance of note payable                                          3,500        --        --
Input Creations, Inc. acquisition (Note 2):
   Issuance of long term debt                                        1,533        --        --
Other acquisitions (Note 2):
  Issuance of long term debt                                         1,182        --        --
  Issuance of notes payable                                          1,170        --        --
  Issuance of Common Stock                                             266        --        --


RECLASSIFICATION
Certain reclassifications in the financial statements and notes have been made to all periods prior to 1996 to conform with the current presentation.

2.   ACQUISITIONS:

In April 1996, the Company acquired all of the capital stock of OnLine Financial Communication Systems, Inc. ("OnLine") and COIN Banking Systems, Inc. ("COIN") (formerly subsidiaries of MicroBilt Corporation), and substantially all of the assets of Input Creations, Inc. ("Input"), Pathways Software, Inc. ("Pathways") and The Halcyon Group, Inc. ("Halcyon"). All of these acquisitions were accounted for as purchases. The combined purchase prices totaled approximately $13,600,000 plus certain contingent royalties tied to future revenue production or to software conversions. The $13,600,000 included $5,196,000 of cash, $7,385,000 in notes payable and other long-term liabilities, $266,000 of common stock and approximately $700,000 of other assumed liabilities. In conjunction with these acquisitions, the Company recorded approximately $4,300,000 of goodwill which is being amortized ratably over a seven year period and $8,030,000 of acquired in-process research and development, determined by independent appraisal, all of which was expensed currently. The technological feasibility of the acquired technology, which has no alternative future use, had not been established prior to the purchase. In connection with the April 1996 acquisitions and in accordance with the Emerging Issues Task Force issue 96-7 (EITF 96-7) issued in 1996, the Company did not provide deferred taxes on the portion of the acquired in-process research and development costs which had no underlying tax basis. Prior to the issuance of EITF 96-7, the Company provided deferred taxes on acquired in-process research and development costs which had no underlying tax basis.

Subsequent to executing and closing the agreement for the OnLine and COIN acquisitions, a dispute over the assets excluded from the acquisitions has arisen between the Company and MicroBilt Corporation. The parties are currently attempting to resolve this dispute and management does not believe that the ultimate resolution of this item will have a material effect on the Company's financial position or results of operations.

In November 1995, the Company acquired all of the outstanding common stock of Culverin Corporation (Culverin), a software company with headquarters in Dayton, Ohio. The initial purchase price consisted of $3,888,000 in cash payable in installments through November 1996; cash of $50,000 and 33,341 shares of the Company's common stock, valued at $13.50 per share and discounted 40% for restrictions on trading, to be delivered on January 1, 1998; and expenses of $531,000. In addition, the Company will make annual contingent royalty payments over the next five years of between 3% and 15% of revenues generated by Culverin products, depending on the amount of such revenues in each year. The transaction has been accounted for as a purchase and the excess of the initial purchase price over the value of the identifiable assets, $1,969,000, has been recorded as an intangible asset, amortized on a straight-line basis over seven years. The 1995 financial statements herein include the results of Culverin's operations for November and December, 1995.

Unaudited pro forma results of operations assuming the Culverin acquisition occurred at January 1, 1994 and the April 1996 acquisitions occurred at January 1, 1995 are as follows:

                                                     Years Ended December 31,
                                                 ------------------------------
                                                 1996       1995       1994
                                               --------   --------   --------
                                                         (In thousands)
Total revenues                                $  63,223  $  54,497  $  37,923
Net income (loss) applicable to common stock         33       (699)     2,967
Earnings (loss) per share                          0.01      (0.16)      0.61

Pro forma results for the years ended December 31, 1995 and 1996 include the write-off of acquired in-process research and development in the periods when incurred.

Primarily in connection with the Culverin acquisition, the Company recorded a pretax charge of $4,549,000 in the fourth quarter of 1995. Of this charge, $3,700,000 represented the value, determined by independent appraisal, of Culverin's in-process research and development efforts at the time of acquisition. Technological feasibility of the acquired technology, which has no alternative future uses, had not been established prior to the purchase. Restructuring costs, comprised primarily of severance costs, represent the remainder of the charge.

In April 1995, the Company acquired all of the outstanding common stock of Texas Southwest Technology Group (TSTG), a software company located in Houston, Texas. The purchase price consisted of $259,000 cash upon closing, $450,000 payable over the next four years, and contingent royalties payable at percentages between 6% and 18% on license revenue from sales of TSTG products over the next three years. The transaction has been accounted for as a purchase and the excess of the initial purchase price over the value of the identifiable assets, $625,000, has been recorded as an intangible asset, amortized on a straight-line basis over five years. The financial statements herein include the results of TSTG's operations for the nine months ended December 31, 1995. The results of TSTG's operations prior to the acquisition, both for 1994 and 1995, were insignificant.

In September 1994, the Company issued 313,600 shares of its common stock for all of the outstanding shares of The Genesys Solutions Group, Inc. (Genesys). Genesys, located in Huntington, New York, develops and licenses software that automates call center service and support functions for financial institutions. The transaction was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for all periods presented reflect the accounts of Genesys as though the acquisition occurred on the first day of the first year presented.

In June 1994, the Company acquired the Products Division of Professional Bank Services, Inc. (PBS) for $715,000 in cash and, in addition, assumed service liabilities of $455,000. The excess of the purchase price over the fair market value of the identifiable assets, $895,000, has been recorded as intangibles and is being amortized on a straight-line basis over five years. The results of PBS' operations prior to the acquisition were insignificant.

In April 1994, the Company purchased from Cardinal Technologies Incorporated the rights to certain fair lending software for $950,000, which has been recorded as purchased software and is being amortized on a straight-line basis over three years.

3.   SHORT-TERM INVESTMENTS:

Short-term investments consist of the following:               December 31,
                                                         ---------------------
                                                            1996        1995
                                                        --------     --------
                                                              (In thousands)
Equity securities available for sale                    $     --     $     --
Debt securities held to maturity (due within one year):
    U.S. government obligations                               --        1,300
    U.S. municipal obligations                                --        1,526
                                                        --------     --------
          Total                                         $     --     $  2,826
                                                        --------     --------
                                                        --------     --------

4.   PROPERTY AND EQUIPMENT:

The major categories of property and equipment are summarized as follows:

                                                              December 31,
                                                         ---------------------
                                                           1996         1995
                                                        --------     --------
                                                             (In thousands)
Computer hardware and software                          $  7,090     $  4,663
Furniture and fixtures                                     2,879        1,943
Leasehold improvements                                       432          237
                                                        --------     --------
                                                          10,401        6,843
Less- accumulated depreciation                             5,596        3,875
                                                        --------     --------
                                                        $  4,805     $  2,968
                                                        --------     --------
                                                        --------     --------


Depreciation expense was as follows:              Years Ended December 31,
                                         ------------------------------------
                                            1996           1995         1994
                                         --------       --------     --------
                                                     (In thousands)
Depreciation Expense                     $  1,799       $  1,267     $    932
                                         --------        -------     --------
                                         --------        -------     --------

5.   ACCRUED EXPENSES:

Accrued expenses consist of the following:
                                                              December 31,
                                                        ----------------------
                                                            1996        1995
                                                        --------     --------
                                                              (In thousands)
Accrued vacation pay                                    $    265     $    190
Accrued commissions                                          870          480
Accrued bonuses and profit sharing                         1,639          648
Other                                                      2,704        1,999
                                                        --------     --------
                                                        $  5,478     $  3,317
                                                        --------     --------
                                                        --------     --------

6.   EMPLOYEE BENEFIT PLANS:

The Company created a profit sharing plan (the "Plan") on February 1, 1989 under the provisions of Section 401(k) of the Internal Revenue Code. Employer contributions to the Plan are made at the discretion of the Board of Directors and were as follows:

                                                  Years Ended December 31,
                                          ------------------------------------
                                             1996           1995         1994
                                           ------         ------       ------
                                                      (In thousands)
Employer contributions                     $  327         $  220       $  156
                                           ------         ------       ------
                                           ------         ------       ------

The Board of Directors has approved an officers' bonus plan and employee profit sharing plan. The amount and timing of the bonus and profit sharing payments are at the Board's discretion. The expense associated with these plans was as follows:

                                                  Years Ended December 31,
                                          ------------------------------------
                                            1996           1995         1994
                                         --------       --------     --------
                                                      (In thousands)
Bonus and profit sharing expense         $  2,298       $    771     $  1,198
                                         --------       --------     --------
                                         --------       --------     --------

The Company has a qualified employee stock purchase plan which allows qualified employees to direct up to 7 percent of monthly base pay for purchases of stock. The purchase price for shares purchased under the plan is 85 percent of the lesser of the fair market value at the beginning or end of the plan year.

7.   LINE OF CREDIT AND LONG-TERM DEBT:

LINE OF CREDIT
The Company may borrow up to the lesser of $7,500,000 or 60 percent of the accounts, as defined under the terms of a committed, unsecured, revolving bank line of credit agreement. At the Company's option, interest on outstanding borrowings may be at the Bank's published reference rate or alternative rates specified in the agreement. The line of credit expires on December 1, 1997. The agreement contains covenants which require the Company to maintain certain financial ratios and prohibits the Company from incurring other debts or liens outside the ordinary course of business. The Company is in compliance with the covenants at December 31, 1996. The Company pays an annual commitment fee of
 .2 percent on the average unused balance. At December 31, 1996, borrowings under the line totaled $1,591,000 and are included in notes payable. There were no borrowings under the line at December 31, 1995.

LONG-TERM DEBT
At December 31, 1996 and 1995, long-term debt consists of the following (in thousands):

                                                                                         1996           1995
                                                                                    -----------    -----------
Note payable, in relation to Culverin acquisition, payment of $3,690 in 1996
  with the balance due January 1998                                                 $       50     $    3,740
Note payable, in relation to Pathways acquisition, final payment due
  January 1997                                                                             900             --
Note payable, in relation to Halcyon acquisition, with imputed interest at
  8 percent, due in quarterly installments of $50, including interest, payable
  through 2001                                                                             750             --
Note payable, in relation to Halcyon acquisition, due upon completion of the
  development of a new specified product                                                   225             --
Note payable, assumed in the Halcyon acquisition, in monthly installments of
  $6, including interest imputed at 8.5 percent, with final payment due
  October 2004                                                                             382             --
Guaranteed royalties to be paid in relation to Input acquisition, with imputed
  interest at 6 percent, payable through March 2001                                      1,533             --
TSTG non-compete payments through April 1999                                               275            450
Other                                                                                       --            148
                                                                                    -----------    -----------
                                                                                         4,115          4,338
Less current installment of long-term debt, included in notes payable                   (1,305)        (3,915)
                                                                                    -----------    -----------
Long-term debt, excluding current installment                                       $    2,810     $      423
                                                                                    -----------    -----------
                                                                                    -----------    -----------

Payouts under long-term debt are as follows (in thousands):

Years Ending December 31,
-------------------------
1997                                     $  1,305
1998                                          296
1999                                          212
2000                                          230
2001                                        1,682
Thereafter                                    390
                                         --------
                                         $  4,115
                                         --------
                                         --------

8.   OPERATING LEASES:

The Company leases facilities and equipment under operating leases, with terms from one to ten years, payable in monthly installments. Total lease expense was as follows:

                                              Years Ended December 31,
                                             1996      1995      1994
                                         --------  --------  --------
                                                (In thousands)
Lease expense                            $  2,131       999    $  906
                                         --------  --------  --------
                                         --------  --------  --------

Future minimum lease payments are as follows (in thousands):
Years Ending December 31,
-------------------------
1997                                     $  2,514
1998                                        2,621
1999                                        2,524
2000                                        2,377
2001                                        1,626
Thereafter                                  3,468
                                        ---------
                                        $  15,130
                                        ---------
                                        ---------

9.   INCOME TAXES:

The provision (benefit) for income taxes is as follows:

                                             Years Ended December 31,
                                          -----------------------------
                                             1996      1995      1994
                                         --------  --------  --------
                                                (In thousands)
Current tax provision:
  Federal                                $  2,223  $    944  $  1,630
  State                                       272       123       344
                                         --------  --------  --------
                                            2,495     1,067     1,974
Deferred tax (benefit)                     (1,328)     (900)       --
                                         --------  --------  --------
Total provision                          $  1,167  $    167  $  1,974
                                         --------  --------  --------
                                         --------  --------  --------

The reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate is as follows:

                                                       Years Ended December 31,
                                                   -----------------------------
                                                  1996        1995        1994
                                                  ----        ----        ----
Federal statutory rate                            34.0  %     34.0  %     34.0  %
State income taxes net of Federal benefit          6.8         5.4         4.1
Disallowance of meals and entertainment expenses   6.0        11.5         0.7
Purchase accounting adjustments                   47.6          .5           -
Tax free interest                                   --        (9.7)       (1.5)
Change in valuation allowance                     10.9         2.1        (3.0)
Other                                            (14.1)       (9.7)        1.7
                                                  ----        ----        ----
                                                  91.2  %     34.1  %     36.0  %
                                                  ----        ----        ----
                                                  ----        ----        ----

Deferred tax assets and (liabilities) are comprised of the following components:

                                                                December 31,
                                                            -------------------
                                                               1996      1995
                                                            --------  --------
                                                              (In thousands)
Current deferred tax asset:
  Allowance for doubtful accounts                           $    371  $    110
  Accrued vacation liability                                     101        72
  Current portion of net operating loss carryforwards             88        88
  Severance and other accruals                                    36       135
  Other                                                           47        40
                                                            --------  --------
 Total current deferred tax asset                           $    643  $    445
                                                            --------  --------
                                                            --------  --------
Long-term deferred tax asset (liability):
  In-process technology acquired amortized for tax purposes $  2,663   $    --
  Intangibles amortization                                       223       123
  Capitalized software                                        (3,164)   (1,641)
  Net operating loss and credit carryforwards                    599       594
  Other                                                           33         8
                                                            --------  --------
 Gross long-term deferred tax asset (liability)                  354      (916)
  Valuation allowance                                           (189)      (49)
                                                            --------  --------
Total long-term deferred tax asset (liability)              $    165   $  (965)
                                                            --------  --------
                                                            --------  --------

The increase (decrease) in the valuation allowance was as follows:

                                                       Years Ended December 31,
                                                      -------------------------
                                                       1996     1995      1994
                                                     ------   ------    ------
                                                            (In thousands)
Increase (decrease) in valuation allowance           $  140       10    $ (162)
                                                     ------   ------    ------
                                                     ------   ------    ------

At December 31, 1996, for Federal tax return reporting purposes, the Company had approximately $1,156,000 of regular and alternative minimum tax loss carryovers that expire at various dates through 2010. In addition, at December 31, 1996, the Company has $152,000 of general business credit carryovers and $96,000 of research and development credits available that expire at various dates through 2003 and 2009, respectively. The general business credit carryovers may not be used to offset taxes payable until the tax loss carryovers are fully utilized.

The Tax Reform Act of 1986 contains provisions which limit the net operating loss and tax credit carryovers available to be used in any given year in the event of certain circumstances including significant changes in ownership interests. The Company is limited to using approximately $230,000 of net operating loss carryovers in any one year.

10.  PREFERRED STOCK:

The Company is redeeming the 10,300 outstanding shares of mandatory redeemable Class A preferred stock at $262.14 per share over a 28-year period ending in the year 2018. The present value of the remaining payments, which are due quarterly, has been recorded as the carrying value at December 31, 1995 and 1996. The carrying value is adjusted as payments are made and dividends are accrued on the shares yet to be redeemed. The rate used to calculate the present value was 13 percent per annum, which approximated the Company's borrowing rate at the time redemption commenced.

The repayment schedule for the mandatory redeemable Class A preferred stock at December 31, 1996 is as follows (in thousands):

Years Ending December 31,
-------------------------
1997                                                $   103
1998                                                    103
1999                                                    103
2000                                                    103
2001                                                    103
Thereafter                                            1,633
                                                    -------
Total future payments                                 2,148
Less- Amount representing dividends                   1,394
                                                    -------
Present value of future payments                        754
Less- Current portion                                    --
                                                    -------
Long-term mandatory redeemable preferred stock      $   754
                                                    -------
                                                    -------

11.  STOCK OPTIONS AND DIRECTOR COMPENSATION:

At December 31, 1996, the Company had four stock option plans: a Consolidated Plan, a nonqualified stock option plan, and two plans for outside directors.

Under the Consolidated Plan, options, which consist of incentive stock options and nonqualified stock options, vest ratably over five years and generally expire ten years from the date of grant, beginning in the year 2001. The exercise price for incentive stock options granted under the plan is set at the fair market value at the grant date. The exercise price for nonqualified options may be set below the fair market value at the grant date, but, to this date, no options have been granted with an exercise price less than fair market value at the grant date.

Under the nonqualified stock option plan, available to officers and key employees, the vesting period and exercise price, which may be set below the fair market value at the date of grant, are determined by the Compensation Committee of the Board of Directors. To this date, no options have been granted with an exercise price less than fair market value at the date of grant.

Under the Restated Outside Director Restricted Stock Plan (the "Restricted Plan"), 40,000 shares of common stock were reserved for issuance to outside directors. As of December 31, 1996, 24,600 shares had been issued under the plan and were no longer restricted, leaving 15,400 shares available for future grants. In May 1994, the shareholders approved the Restated Outside Director Compensation and Stock Option Plan (the "Compensation Plan"), which provides for outside directors to be paid $5,000 per year and allows for the issuance of 50,000 shares, comprised of 15,400 shares under the Restricted Plan and 34,600 shares under the Consolidated Plan, as stock options.

Below is a table showing the activity for the aforementioned stock option plans for the past three years:

                                                    Weighted
                                                     Average      Total Exercise
                                 Shares Subject   Exercise Price      Price
                                   to Options       Per Share     (In thousands)
                                 --------------   --------------   -------------
Balances, December 31, 1993        1,198,352     $     3.10       $     3,711
Options granted                      152,500          13.12             2,001
Options exercised                    (31,975)          1.34               (43)
Options lapsed                       (40,286)          8.27              (333)
                                 --------------   --------------   -------------
Balances, December 31, 1994        1,278,591           4.17             5,336
Options granted                      140,384          12.75             1,790
Options exercised                   (547,381)          1.22              (668)
Options lapsed                       (46,912)         10.57              (496)
                                 --------------   --------------   -------------
Balances, December 31, 1995          824,682           7.23             5,962
Options granted                      290,500          14.52             4,219
Options exercised                   (273,183)          3.63              (991)
Options lapsed                       (10,179)          9.92              (101)
                                 --------------   --------------   -------------
Balances, December 31, 1996          831,820     $    10.93       $     9,089
                                 --------------   --------------   -------------
                                 --------------   --------------   -------------

For all four plans at December 31, 1996 there were 1,162,104 shares of unissued stock reserved for issuance under the plans, of which 45,684 shares are reserved under the Employee Stock Purchase Plan ("ESPP") and options for the purchase of 284,600 shares remained available for future grants. Options to purchase 250,990 and 245,180 shares of common stock were exercisable at December 31, 1996 and 1995, respectively. These exercisable options had weighted average exercise prices of $8.27 and $6.61 at December 31, 1996 and 1995, respectively.

During 1995, the Financial Accounting Standards Board issued SFAS 123 which defines a fair value based method of accounting for an employee stock option and similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB 25. Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed, for pro forma disclosure purposes, the value of all options granted during 1996 and 1995 using the Black-Scholes options pricing model as prescribed by SFAS 123 using the following weighted average assumptions for grants:

For the Year Ended December 31,
                                          1996           1995
                                        -------        -------
Risk-free interest rate                  6.0%           6.0%
Expected dividend yield                  0.0%           0.0%
Expected lives (years)                   4.7            4.2
Expected volatility                     62.8%          57.7%

Using the Black-Scholes methodology, the total value of options granted during 1996 and 1995 was $1,854,000 and $794,000, respectively, which would be amortized on a pro forma basis over the vesting period of the options (typically four years). The weighted average fair value of options granted during 1996 and 1995 was $7.39 per share and $6.62 per share, respectively. The shares issued under the ESPP were 11,338 and 9,978 for the years ended December 31, 1996 and 1995, respectively, and the related weighted average purchase price and weighted average fair value of shares issued were $13.71 and $6.61, respectively for 1996 and $11.29 and $4.92, respectively for 1995.

If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net income and net income per share would approximate the pro forma disclosures below:

For the Year Ended December 31,             1996                   1995
                                  ----------------------  ----------------------
                                  As Reported  Pro Forma  As Reported  Pro Forma
                                  -----------  ---------  -----------  ---------
Net income (loss) (in thousands) $        17 $   (979)   $       226 $    (3)
Net income (loss) per share      $        -- $  (0.19)   $      0.05  $    --

The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to January 1, 1995, and additional awards are anticipated in future years.

The following table summarizes information about stock options outstanding at December 31, 1996:

                 Options Outstanding                     Options Exercisable
----------------------------------------------------  -------------------------
                              Weighted
   Range of                    Average     Weighted     Number of    Weighted
   Exercise      Number       Remaining     Average      Shares       Average
  Prices Per  Outstanding    Contractual   Exercise    Exercisable   Exercise
    Share     at 12/31/96    Life (years)    Price     at 12/31/96     Price
------------  -----------    -----------   ----------  -----------  -----------
$  1.00-4.99     181,436       5.3        $  1.69        109,406   $  1.52
 10.00-14.99     440,384       8.5          12.58        131,584     12.66
 15.00-15.00     200,000       9.1          15.00             --        --
 24.25-24.25      10,000       4.3          24.25         10,000     24.25

12.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

(In thousands, except per share amounts)


                                                     1ST QUARTER   2ND QUARTER     3RD QUARTER    4TH QUARTER
                                                     -----------   ------------    -----------    -----------
1996 (1) (2)
---------------------------------------------------
Revenue                                              $    11,008   $     15,399    $    16,262    $    17,278
Gross profit                                               7,363         10,249         10,646         10,845
Net income (loss) applicable to common shareholders          869         (4,059)         1,468          1,739

Net income (loss) per share                          $      0.18   $      (0.84)   $      0.28        $  0.34

1995 (1) (3)
---------------------------------------------------
Revenue                                              $     7,320   $      8,756    $     9,363    $    11,337
Gross profit                                               4,675          5,905          6,514          8,010
Net income (loss) applicable to common shareholders          220            786            959         (1,739)
Net income (loss) per share                          $      0.05   $       0.16    $      0.19     $    (0.35)

1994 (1)
---------------------------------------------------
Revenue                                              $     7,168   $      7,894    $     8,255     $    9,299
Gross profit                                               5,182          5,502          5,696          6,590
Net income applicable to common shareholders                 736            780            900          1,001
Net income per share                                 $      0.15   $       0.16    $      0.19     $     0.21


(1) Certain amounts for all periods prior to June 30, 1996 have been reclassified to conform to the current presentation.

(2) The loss in the second quarter of 1996 results from a pretax charge of $8,030,000 for the value of in-process research and development efforts at the date of acquisition pertaining to five companies acquired in April 1996 (see Note 2).

(3) The loss in the fourth quarter of 1995 results from a pretax charge of $4,549,000. The charge consists of $3,700,000 for the value of Culverin's in-process research and development efforts at the date of acquisition, and $849,000 for restructuring (see Note 2).

13. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT

In February 1997, the Company withdrew its follow on public offering of 1,550,000 shares of its Common Stock. The Company had incurred offering costs of approximately $500,000. These costs will be expensed in the first quarter of 1997.

                       Report of Independent Public Accountants
                           on Financial Statement Schedule

To the Board of Directors and Shareholders of CFI ProServices, Inc.

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements included in CFI ProServices, Inc.'s 1996 Annual Report on Form 10-K, and have issued our report thereon dated January 23, 1997. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The Valuation and Qualifying Accounts schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.




                                                       ARTHUR ANDERSEN LLP


Portland, Oregon,
   January 23, 1997

                                                                   SCHEDULE II
                                   CFI PROSERVICES, INC.
                             VALUATION AND QUALIFYING ACCOUNTS
                               December 31, 1994, 1995, 1996

                                                            Additions
                                               Balance        Charged                                 Balance
                                             at Beginning  to Costs and                                at End
           Description                          of Year       Expenses    Deductions (a)   Other (b)   of Year
-----------------------------------------    ------------  -------------  --------------  ----------  ---------
Year Ended December 31, 1994:
Allowance for doubtful accounts and sales
     returns                                $       42    $       187    $       (29)    $      -    $    200
                                             ------------  -------------  --------------  ----------  ---------
                                             ------------  -------------  --------------  ----------  ---------
FASB 109 valuation                          $      201    $        -     $      (162)    $      -    $     39
                                             ------------  -------------  --------------  ----------  ---------
                                             ------------  -------------  --------------  ----------  ---------
Amortization of intangibles:
     Purchased software                     $      452    $        92    $        -      $      -    $    544
     Software development costs                  1,209            518             -             -       1,727
     Intangibles                                   257            160             -             -         417
                                             ------------  -------------  --------------  ----------  ---------
                                            $    1,918    $       770    $        -      $      -    $  2,688
                                             ------------  -------------  --------------  ----------  ---------
                                             ------------  -------------  --------------  ----------  ---------
Year Ended December 31, 1995:
Allowance for doubtful accounts and sales
     returns                                  $    200       $    259    $      (169)    $      -    $    290
                                             ------------  -------------  --------------  ----------  ---------
                                             ------------  -------------  --------------  ----------  ---------
FASB 109 valuation                            $     39       $     10    $        -      $      -    $     49
                                             ------------  -------------  --------------  ----------  ---------
                                             ------------  -------------  --------------  ----------  ---------
Amortization of intangibles:
     Purchased software                     $      544    $       632    $        -      $      -    $  1,176
     Software development costs                  1,727            787             -             -       2,514
     Intangibles                                   417            343           (350)           -         410
                                             ------------  -------------  --------------  ----------  ---------
                                            $    2,688    $     1,762    $      (350)    $       -   $  4,100
                                             ------------  -------------  --------------  ----------  ---------
                                             ------------  -------------  --------------  ----------  ---------
Year Ended December 31, 1996:
Allowance for doubtful accounts and sales
     returns                                $      290    $     2,147    $    (1,514)    $     380   $  1,303
                                             ------------  -------------  --------------  ----------  ---------
                                             ------------  -------------  --------------  ----------  ---------
FASB 109 valuation                          $       49    $       140    $        -      $      -    $    189
                                             ------------  -------------  --------------  ----------  ---------
                                             ------------  -------------  --------------  ----------  ---------
Amortization of intangibles:
     Purchased software                     $    1,176    $       693    $      (640)    $      -    $  1,229
     Software development costs                  2,514          1,194         (1,123)           -       2,585
     Intangibles                                   410          1,045              -            -       1,455
                                             ------------  -------------  --------------  ----------  ---------
                                            $    4,100    $     2,932    $    (1,763)    $      -    $  5,269
                                             ------------  -------------  --------------  ----------  ---------
                                             ------------  -------------  --------------  ----------  ---------

(a) Represents write-off of receivables and fully amortized intangibles. Also includes reduction in FASB 109 valuation account credited to income tax expense.
(b) Includes allowance for doubtful accounts recorded as part of the acquisition of MicroBilt Financial Products Division in April 1996.